WAIVER AGREEMENT

     WAIVER AGREEMENT (this "Agreement"), dated as of January 14, 2002, by and among eMAGIN CORPORATION, a Delaware corporation (the "Company"), and each of Mr. Mortimer D.A. Sackler, Rainbow Gate Corporation, and Mr. Jack Rivkin (collectively, the "Investors"), each such person a party as "Investors" to the Note Purchase Agreement (defined below) and current holders of (i) secured convertible promissory notes issued thereunder (the "Notes"), and (ii) the three year warrants issued thereunder (the "Warrants"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Note Purchase Agreement.

                              W I T N E S S E T H :

     WHEREAS, the Company and each of the Investors are parties to a Secured Note Purchase Agreement, dated as of November 27, 2001 (the "Note Purchase Agreement") and each Investor is the holder of the Notes and Warrants as issued thereunder;

     WHEREAS, pursuant to an Event of Default under Section 8(k) of each of the Notes issued at the Initial Closing, such Notes have become immediately due and payable, automatically and without presentment;

     WHEREAS, the Company has requested and each of the Investors have agreed to the waivers and consents provided herein on the terms and conditions provided herein;

     NOW, THEREFORE, in consideration of the forgoing and other benefits accruing to the Company and to the Investors, including, without limitation, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Waiver of Event of Default. Each Investor hereby waives (the "Default Waiver") any Event of Default (as defined in the Notes) that has arisen, or may arise as a result of the Company failing to be in compliance with the requirements of Section 8(k) of any Note and such waiver shall be deemed to be a continuing waiver of such Event of Default. The preceding Default Waiver is not a waiver of compliance with any other provision of Section 8 or any other Event of Default (as defined in the Notes) and such waiver is expressly subject to satisfaction of the condition set forth in Section 3 of this Agreement.

     2. Condition to Waivers. The Default Waiver set forth herein shall be contingent upon the closing of one or more additional subscriptions by Mr. Mortimer D. A. Sackler or his designees for additional Notes with a total aggregate principal amount of not less than One Million Dollars ($1,000,000) on or before 4:00 p.m. (New York time) on January 15, 2002.

     3. Governing Law. This Waiver Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York, without regard to its principles of conflict of laws.

     4. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including delivery by way of facsimile) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company.

     5. Effect of Waiver.This Agreement is limited as specified and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Note Purchase Agreement or any other document referenced therein.

     6. Further Assurances. From and after the date of this Agreement, upon the request of the Investors on the one hand, or the Company on the other hand, each of the Company and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed as of the date first above written.

                                EMAGIN CORPORATION

                                By
                                  ----------------------------------------------
                                  Name:
                                  Title:

                                INVESTORS:

                                RAINBOW GATE CORPORATION

                                By
                                  ----------------------------------------------
                                  Name:
                                  Title:

                                MORTIMER D.A. SACKLER

                                ------------------------------------------------
                                Mortimer D. A. Sackler

                                JACK RIVKIN

                                ------------------------------------------------
                                Mr. Jack Rivkin

                                       -3-